Filed Pursuant to Rule 424(b)(3)

Registration No. 333-115569

Prospectus Supplement No. 1 dated July 20, 2004

(To Prospectus dated June 21, 2004)

$125,000,000

CNET Networks, Inc.

0.75% Convertible Senior Notes Due 2024

This prospectus supplement supplements the prospectus dated June 21, 2004 of CNET Networks, Inc., relating to the resale by holders of our 0.75% Convertible Senior Notes Due 2024 and the shares of our common stock issuable upon conversion of the notes.

This prospectus supplement should be read in conjunction with the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

The following table sets forth information, as of July 20, 2004, with respect to the selling securityholders and the principal amounts of notes and shares of common stock issuable upon conversion of the notes beneficially owned by each selling securityholder that may be offered pursuant to this supplement and the accompanying prospectus. The information is based solely on information provided by or on behalf of the selling securityholders. Except as set forth in the notes to the table below, none of the selling securityholders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

The selling securityholders may, pursuant to this prospectus, offer all, some or none of the notes or the common stock issuable upon conversion of the notes. As a result, we cannot estimate the amount of the notes or the common stock that will be held by the selling securityholders upon termination of any of these sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act.

The percentage of notes outstanding beneficially owned by each selling securityholder is based on $125,000,000 aggregate principal amount of notes outstanding. The number of shares of common stock owned prior to the offering includes shares of common stock issuable upon conversion of the notes. The percentage of common stock outstanding beneficially owned by each selling securityholder is based on 143,162,937 shares of common stock outstanding on July 16, 2004. The number of shares of common stock issuable upon conversion of the notes offered for resale hereby is based on a conversion rate of 66.6667 shares of common stock per $1,000 principal amount of the notes and a cash payment in lieu of any fractional share. The conversion rate, and therefore the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment in certain circumstances. Accordingly, the number of shares of common stock issuable upon conversion of the notes may increase or decrease.

The prospectus is hereby supplemented as follows to restate, in its entirety, the table of selling securityholders under the caption “Selling Securityholders” contained on pages 41-42 of the prospectus:

Name	Principal Amount of Notes Beneficially Owned and Offered for Resale Hereby	Percentage of Notes Outstanding	Shares of Common Stock Owned Prior to the Offering (1)	Percentage of Common Stock Outstanding (2)	Shares Issuable Upon Conversion of the Notes and Available for Resale (3)
The Animi Master Fund, Ltd.	$5,000,000	4.00%	333,333	*	333,333
Arbitek Master Fund L.P.	$5,000,000	4.00%	333,333	*	333,333
BNP Paribas Equity Strategies, SNC	$1,161,000	*	100,368	*	77,400
Citigroup Global Markets Inc. (4)	$13,750,000	11.00%	916,667	*	916,667
Clinton Multistrategy Master Fund, Ltd.	$65,100	*	4,340	*	4,340
Clinton Riverside Convertible Portfolio Limited	$130,400	*	8,693	*	8,693
Context Convertible Arbitrage Fund, L.P.	$350,000	*	23,333	*	23,333
Context Convertible Arbitrage Offshore, Ltd.	$1,050,000	*	70,000	*	70,000
Convertible Securities Fund	$25,000	*	1,666	*	1,666
CooperNeff Convertible Strategies (Cayman) Master Fund, LP	$1,122,000	*	74,800	*	74,800
Deutsche Bank Securities Inc.	$500,000	*	33,333	*	33,333
Excelsior Master Fund L.P.	$500,000	*	33,333	*	33,333
FrontPoint Convertible Arbitrage Fund	$750,000	*	50,000	*	50,000
Geode U.S. Convertible Arbitrage Fund, a series of Geode Investors LLC	$3,000,000	2.40%	200,000	*	200,000
Grace Convertible Arbitrage Fund, Ltd.	$5,000,000	4.00%	333,333	*	333,333
KBC Financial Products USA, Inc.	$5,250,000	4.20%	350,000	*	350,000
Laurel Ridge Capital, L.P.	$10,500,000	8.40%	700,000	*	700,000
LDG Limited	$32,000	*	2,133	*	2,133
Lexington Vantage Fund c/o TQA Investors, LLC	$7,000	*	466	*	466
Lyxor/Context Fund Ltd.	$200,000	*	13,333	*	13,333
Lyxor/Convertible Arbitrage Fund Limited	$216,000	*	14,400	*	14,400
Mohican VCA Master Fund	$825,000	*	55,000	*	55,000
National Bank of Canada	$125,000	*	8,333	*	8,333
Nations Convertible Securities Fund	$5,975,000	4.78%	398,333	*	398,333
Radcliffe SPC, Ltd for and on behalf of the Class A Convertible Crossover Segregated Portfolio	$7,000,000	5.60%	466,666	*	466,666
Ritchie Convertible Arbitrage Trading	$675,000	*	45,000	*	45,000
Royal Bank of Canada (Norshield)	$175,000	*	11,666	*	11,666
Silverback Master, LTD	$1,000,000	*	66,666	*	66,666
Singlehedge US Convertible Arbitrage Fund	$264,000	*	17,600	*	17,600
Sphinx Fund c/o TQA Investors, LLC	$22,000	*	1,466	*	1,466
Sturgeon Limited	$237,000	*	15,800	*	15,800
TQA Master Fund, Ltd.	$305,000	*	20,333	*	20,333
TQA Master Plus Fund, Ltd.	$479,000	*	31,933	*	31,933
Univest Convertible Arbitrage Fund II Ltd. (Norshield)	$100,000	*	6,666	*	6,666
XAVEX Convertible Arbitrage 7 Fund c/o TQA Investors, LLC	$90,000	*	6,000	*	6,000
Zurich Institutional Benchmarks Master Fund Ltd. c/o TQA Investors, LLC	$65,000	*	4,333	*	4,333
Any other holder of notes or future transferee, pledgee, donee or successor of any holder (5)	$54,054,500	43.24%	3,603,635	2.46%	3,603,635

Total	$125,000,000	100.00%	8,356,301	5.50%	8,333,333

*	Less than one percent of the notes or common stock outstanding, as applicable.
(1)	Includes shares of common stock issuable upon conversion of the notes, assuming a conversion rate of 66.6667 shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional share interest. The conversion rate is subject to adjustment as described under “Description of Notes—Conversion of Notes.”
(2)	Calculated based on Rule 13d-3(d)(i) under the Securities Exchange Act of 1934 using 143,162,937 shares of common stock outstanding on July 16, 2004. In calculating this amount, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that particular holder’s notes. However, we did not assume the conversion of any other holder’s notes.
(3)	Consists of shares of common stock issuable upon conversion of the notes, assuming a conversion rate of 66.6667 shares per $1,000 principal amount of notes and a cash payment in lieu of any fractional share interest. The conversion price is subject to adjustment as described under “Description of Notes—Conversion of Notes.”
(4)	Citigroup Global Markets Inc. is a broker-dealer and was an initial purchaser of the notes that received customary compensation for such services.
(5)	Additional selling securityholders not named in this prospectus will be not be able to use this prospectus for resales until they are named in the selling securityholder table by prospectus supplement or post-effective amendment. Successors of identified selling securityholders, including without limitation their transferees, pledges and donees or their successors, will not be able to use this prospectus for resales until they are named in the selling securityholder table by prospectus supplement or post-effective amendment.

Information concerning other selling securityholders will be set forth in additional prospectus supplements or posteffective amendments from time to time, if required. Information concerning the securityholders may change from time to time and any changed information will be set forth in prospectus supplements or post-effective amendments if and when necessary. In addition, the conversion price, and therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment under certain circumstances. Accordingly, the number of shares of common stock into which the notes are convertible may increase or decrease.

The prospectus dated June 21, 2004, together with this prospectus supplement, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act of 1933, as amended, with respect to offers and sales of the notes and the shares of our common stock issuable upon conversion of the notes. All references in the prospectus to “this prospectus” are hereby amended to read “this prospectus (as supplemented and amended).”